Exhibit 10.32

REINSURANCE TRUST AGREEMENT

THIS REINSURANCE TRUST AGREEMENT (this “Agreement”) is entered into on October 31, 2007 (the “Effective Date”), by and among MGA Insurance Company, Inc., a stock property and casualty insurance company domiciled in the State of Texas, as grantor (the “Grantor”), General Agents Insurance Company of America, Inc., a stock property and casualty insurance company domiciled in the State of Oklahoma, as the beneficiary (together with any successor thereof by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator, the “Beneficiary”) and Bank of Oklahoma, N.A., as trustee (the “Trustee”). The Grantor, the Beneficiary and the Trustee are each sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein shall have the meanings assigned to such terms in Section 12 or elsewhere in this Agreement.

WHEREAS, the Grantor and the Beneficiary have entered into the Reinsurance Agreement identified in Exhibit A hereto (as it may be amended from time to time, the “Reinsurance Agreement”);

WHEREAS, the Beneficiary desires the Grantor to secure payments of all amounts at any time and from time to time owing by the Grantor to the Beneficiary under or in connection with the Reinsurance Agreement and desires to create a trust arrangement that complies with the Oklahoma Insurance Code;

WHEREAS, the Grantor desires to transfer to the Trustee for deposit to a trust account (the “Trust Account”) certain assets in order to secure payments under or in connection with the Reinsurance Agreement;

WHEREAS, the Trustee has agreed to act as Trustee hereunder, and to hold such assets in trust in the Trust Account at the Trustee’s office in the United States for the sole use and benefit of the Beneficiary as described herein; and

WHEREAS, this Agreement is made for the sole use and benefit of the Beneficiary and for the purpose of setting forth the duties and powers of the Trustee with respect to the Trust Account.

NOW, THEREFORE, for and consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEPOSIT OF ASSETS TO THE TRUST ACCOUNT.

(a) The Grantor shall establish the Trust Account for the sole use and benefit of the Beneficiary, and the Trustee shall administer the Trust Account in its name as trustee for the Beneficiary. The Trust Account shall be subject to withdrawal by the Beneficiary solely as provided herein.

(b) Upon the establishment of the Trust Account, the Grantor shall transfer to the Trustee, for deposit to the Trust Account, the assets listed in Exhibit B hereto with a Fair Market Value of $11,506,072, which is equal to the sum of (i) one hundred five percent (105%) of the sum of case reserves for losses and loss adjustment expenses and case IBNR reserves for losses and loss adjustment expenses and the actuarially determined IBNR reserves as of June 30, 2007, all of which are calculated net of any and all amounts ceded by the Beneficiary under any Inuring Reinsurance, less the lesser of (A) the aggregate amount of losses and loss adjustment expenses paid, or (B) the aggregate amount of case reserves for losses and loss adjustment expenses, plus the aggregate amount of case IBNR reserves for losses and loss adjustment expenses, with respect to claims closed after June 30, 2007 and before the Effective Date, with respect to the liabilities ceded to the Grantor under the Reinsurance Agreement; (ii) for claims made after June 30, 2007 and before the Effective Date in excess of $499,999 in any individual case or in the aggregate, one hundred five percent (105%) of the sum of case reserves for losses and loss adjustment expenses and case IBNR reserves for losses and loss adjustment expenses for such claims, as determined as of the month end for the most recent month for which the financial statements have been completed prior to the Effective Date, all of which are calculated net of amounts ceded by the Beneficiary under any Inuring Reinsurance; (iii) the total amount of the formally disputed portions of reinsurance claims by or on behalf of the Beneficiary which were outstanding on the Effective Date under any Inuring Reinsurance; and (iv) for each Inuring Reinsurance agreement pursuant to which the Beneficiary ceded liabilities to a third party reinsurer that has an A.M. Best Company rating on the Effective Date that is lower than “A-”, the liability ceded to such reinsurer by the Beneficiary as determined as of the month end for the most recent month for which the financial statements have been completed prior to the Effective Date. Thereafter the Grantor shall transfer to the Trustee, for deposit to the Trust Account, such other assets as it may from time to time be required to transfer hereunder (all such assets actually received in the Trust Account are herein referred to individually as an “Asset” and collectively as the “Assets”). The Assets shall consist only of cash (United States legal tender) and Eligible Securities, or any combination thereof. Reserves shall be calculated for the purposes of this Agreement in accordance with the same reserving practices utilized by the Grantor prior to the Effective Date. The monthly financial statements referenced in clause (ii) above shall be as of a month end that is no more than thirty (30) days prior to the Effective Date, and the monthly financial statements referenced in clause (iv) above shall be as of a month end that is no more than forty-five (45) days prior to the Effective Date.

(c) The Grantor agrees to deposit with the Trustee additional Assets necessary to maintain an amount in the Trust Account (based on the Fair Market Value of the Assets as of the end of each calendar quarter and including accrued interest as of the end of each calendar quarter) equal to the amount of the Obligations as of the end of such calendar quarter plus five percent (5%) of the amount determined pursuant to clause (i) of the definition of Obligations in Section 12 (the amount so determined, the “Quarterly Obligations Amount”); provided, however, if the Grantor defaults in its obligations to make any deposit hereunder and such default continues for thirty (30) days after written notice thereof, thereafter for the remaining term of this Agreement, the Quarterly Obligations Amount shall be equal to the Obligations as of the end of the applicable calendar quarter plus twenty-five percent (25%) of the amount determined pursuant to clause (i) of the definition of Obligations in Section 12. The Quarterly Obligations Amount shall be determined in accordance with Sections 1(d) and (e). The deposit of any such necessary additional Assets by the Grantor will be made within ten (10) Business Days after the Quarterly Obligations Amount becomes operative for purposes of this Agreement in accordance with Section 1(d). Upon delivery of such Assets, the Grantor shall advise the Beneficiary in writing that such delivery has been effected.

(d) Within forty-five (45) days after the end of each calendar quarter, the Grantor shall deliver to the Beneficiary its calculation of the Quarterly Obligations Amount, and all actuarial and other data reasonably necessary for the Beneficiary to calculate the Quarterly Obligations Amount for such quarter (including updated case reserves and, at Grantor’s sole option and expense, either its own or an independent third party’s analysis or calculation of the IBNR reserves). Within ten (10) Business Days after the Beneficiary’s receipt of the Grantor’s calculation of the Quarterly Obligations Amount and the related data, the Beneficiary may object to the Grantor’s calculation thereof by delivering written notice of such objection to the Grantor and providing a reasonably detailed explanation specifying a reasonable basis for the Beneficiary’s objection and a revised Quarterly Obligations Amount acceptable to the Beneficiary. If the Beneficiary does not object within such ten (10) Business Day period, the Quarterly Obligations Amount calculated by the Grantor shall be operative for purposes of this Agreement. If the Beneficiary objects within such ten (10) Business Day period, the Grantor and the Beneficiary shall use commercially reasonable efforts to resolve such objection within ten (10) Business Days after receipt by the Grantor of the Beneficiary’s notice of objection. If the Grantor and the Beneficiary are unable to agree on the Quarterly Obligations Amount within such ten (10) Business Day period, then each of them shall submit its final Quarterly Obligations Amount (as modified by any partial agreement reached between the Grantor and the Beneficiary during such ten (10) Business Day period) before the end of such ten (10) Business Day period, and the operative Quarterly Obligations Amount shall be equal to the average of their final Quarterly Obligations Amounts. All calculations of the Quarterly Obligations Amount, whether made by the Grantor or the Beneficiary, shall be made (i) in accordance with the Standards of Practice issued by the Actuarial Standards Board (including the Casualty Actuarial Society’s Statement of Principles Regarding Property and Casualty Loss and Loss Adjustment Expense Reserves) as those standards may exist from time to time and (ii) after analysis of the claims insured under the Reinsurance Agreement only on their own merits, without a view to any extraneous factors.

(e) Prior to February 15 of each year during the term of this Agreement, the Grantor shall submit to the Tillinghast division of Towers, Perrin, Forster & Crosby, Inc. or another independent actuarial firm selected by the Beneficiary and reasonably acceptable to the Grantor (such firm or such other independent actuarial firm, the “Independent Actuary”), such information as the Independent Actuary shall reasonably require to prepare its annual actuarial report (but not an actuarial opinion) and to make a calculation of the Quarterly Obligations Amount for the fourth quarter of the prior calendar year. The Independent Actuary’s calculation of the Quarterly Obligations Amount for the fourth calendar quarter shall be operative for purposes of this Agreement. All fees, costs, charges and expenses of the Independent Actuary for the preparation of the annual actuarial report for the business reinsured under the Reinsurance Agreement (including the determination of gross and net reserves, but not the actuarial certification of such reserves) and the Quarterly Obligations Amount for the fourth quarter shall be borne equally by the Grantor and the Beneficiary. The Grantor and the Beneficiary may at any time by mutual written consent, waive the provisions of this Section 1(e) and instead choose to calculate the Quarterly Obligations Amount pursuant to Section 1(d).

(f) The Grantor hereby represents and warrants that all Assets transferred by the Grantor to the Trustee for deposit to the Trust Account shall (i) be in such form that the Trustee, upon receipt of a written direction from the Beneficiary, will be able to immediately negotiate any such Assets without consent or signature from the Grantor or any person other than the Trustee in accordance with the terms of this Agreement and (ii) consist only of cash (United States legal tender) and Eligible Securities, or any combination of the foregoing, which are free and clear of all liens, claims and other encumbrances.

(g) The Trustee shall have no responsibility to determine whether the Assets in the Trust Account are sufficient to secure the Grantor’s liabilities under the Reinsurance Agreement.

2. WITHDRAWAL OF ASSETS FROM THE TRUST ACCOUNT.

(a) The Beneficiary shall have the right, at any time and from time to time, to withdraw from the Trust Account, upon written notice to the Trustee with a copy to the Grantor (the “Withdrawal Notice”), such Assets as are specified in such Withdrawal Notice. The Withdrawal Notice shall designate a Party or third party (the “Designee”) to whom the Assets specified therein shall be delivered. The Beneficiary need present no statement or other document in addition to a Withdrawal Notice in order to withdraw any Assets, nor is said right of withdrawal or any other provision of this Agreement subject to any conditions or qualifications not contained in this Agreement; provided, however, that subsequent to any withdrawal, upon the Grantor’s written request, the Beneficiary shall furnish the Grantor with an explanation and reasonably specific supporting documentation for such withdrawal.

(b) Upon receipt of a Withdrawal Notice, the Trustee shall immediately take any and all steps necessary to transfer absolutely and unequivocally all right, title and interest in and to the Assets specified in such Withdrawal Notice and shall deliver physical custody of such assets to or for the account of the Designee specified in such Withdrawal Notice.

(c) Subject to paragraph (a) of this Section 2 and to Section 4 of this Agreement, in the absence of a Withdrawal Notice, the Trustee shall allow no substitution or withdrawal of any Asset from the Trust Account.

(d) The Trustee shall have no responsibility whatsoever to determine that any Assets withdrawn from the Trust Account pursuant to this Section 2 will be used and applied in the manner contemplated by Section 3 of this Agreement.

(e) Within ten (10) Business Days after the end of each calendar month, the Grantor, at its option, may deliver to the Beneficiary a notice substantially in the form of Exhibit C hereto (the “Claims Closed Notice”) setting forth (i) the following information with respect to each individual claimant claim covered by the Reinsurance Agreement and closed during such calendar month: (a) the amount of losses paid; (b) the amount of allocated loss adjustment expenses paid; (c) the amount received or recoverable by the Beneficiary under any Inuring Reinsurance; (d) the case reserve for losses and loss adjustment expenses, net of Inuring Reinsurance recoverable (as updated by the Grantor as of the end of such month); and (e) the case IBNR reserve for losses and loss adjustment expenses, net of Inuring Reinsurance recoverable (as updated by the Grantor as of the end of such month); and (ii) the Grantor’s calculation of the amount that the Beneficiary would be obligated to direct the Trustee to withdraw under Section 2(g) if the Claims Closed Notice became operative (the “Withdrawal Amount”). The Grantor’s Claims Closed Notice shall also include, with respect to each individual claimant claim referenced therein, a copy of the signed settlement agreement, proof of payment of the claim and such other evidence that such claim is closed as the Beneficiary may reasonably request.

(f) Within ten (10) Business Days after its receipt of the Claims Closed Notice, the Beneficiary may object to some or all of the information contained in the Claims Closed Notice by delivering to the Grantor a notice (the “Claims Objection Notice”) providing (i) a reasonably detailed explanation specifying a reasonable basis for the Beneficiary’s objections and (ii) a revised Claims Closed Notice, including a Withdrawal Amount acceptable to the Beneficiary. If the Beneficiary does not deliver a Claims Objection Notice to the Grantor within such ten (10) Business Day period, the Withdrawal Amount shown in the Grantor’s Claims Closed Notice shall be operative for purposes of this Agreement. If the Beneficiary delivers a Claims Objection Notice within such ten (10) Business Day period, the Grantor and the Beneficiary shall use commercially reasonable efforts to resolve their disagreements within ten (10) Business Days after receipt by the Grantor of the Claims Objection Notice. If the Grantor and the Beneficiary cannot mutually agree within such ten (10) Business Day period, then each of them shall submit its final Claims Closed Notice (as modified by any partial agreement reached between the Grantor and the Beneficiary during such ten (10) Business Day period) before the end of such ten (10) Business Day period, and the operative Withdrawal Amount shall be equal to the average of the Withdrawal Amounts shown on their final Claims Closed Notices.

(g) Within fifteen (15) Business Days after the Withdrawal Amount becomes operative, the Beneficiary shall deliver a Withdrawal Notice to the Trustee naming the Grantor as the Designee thereunder and instructing the Trustee to pay to the Grantor an amount from the Trust Account equal to the lesser of (i) the aggregate amount of losses paid, plus the aggregate amount of allocated loss adjustment expenses paid, less the aggregate amount received or recoverable by the Beneficiary under any Inuring Reinsurance, with respect to claims closed during the calendar month, or (ii) the aggregate amount of case reserves for losses and loss adjustment expenses, net of any Inuring Reinsurance recoverable, plus the aggregate amount of case IBNR reserves for losses and loss adjustment expenses, net of any Inuring Reinsurance recoverable, with respect to claims closed during the calendar month, all as set forth in the operative Claims Closed Notice. Notwithstanding the foregoing, to the extent that the calculation of a Quarterly Obligations Amount is not operative for purposes of this Agreement within forty-five (45) days after the end of a given calendar quarter as a result of an objection made pursuant to Section 1(d), the Beneficiary’s obligation to cause the Trustee to make the payment to the Grantor pursuant to the immediately preceding sentence shall be suspended until such time as the calculation of a Quarterly Obligations Amount in accordance with Section 1(d) becomes operative for purposes of this Agreement.

(h) Within ten (10) Business Days after the Quarterly Obligations Amount becomes operative for purposes of this Agreement in accordance with Section 1(d) or (e), to the extent that the amount of Assets in the Trust Account exceeds the Quarterly Obligations Amount, the Beneficiary shall deliver a Withdrawal Notice to the Trustee naming the Grantor as the Designee thereunder and instructing the Trustee to pay the Grantor an amount from the Trust Account equal to such excess.

3. APPLICATION OF ASSETS.

(a) The Beneficiary hereby covenants to the Grantor that it shall use and apply any withdrawn Assets, without diminution because of the insolvency of the Beneficiary or the Grantor, for the following purposes only:

(i) to pay or reimburse the Beneficiary for the Grantor’s share under the Reinsurance Agreement regarding any losses and allocated loss adjustment expenses paid by the Beneficiary but not recovered from the Grantor (or any third party reinsurer), if not otherwise paid by the Grantor in accordance with the terms of the Reinsurance Agreement;

(ii) to pay Grantor pursuant to Section 2(g) or (h); or

(iii) where the Beneficiary has received a Termination Notice (as hereinafter defined) pursuant to Section 11 of this Agreement and where the Grantor’s entire Obligations remain unliquidated and undischarged ten (10) days prior to the Termination Date (as hereinafter defined), to withdraw amounts equal to such Obligations and deposit such amounts in a separate account, in the name of the Beneficiary, in any Qualified Fiduciary United States Financial Institution, apart from its other assets, in trust for the uses and purposes specified in clauses (i) and (ii) of this Section as may remain executory after such withdrawal and for any period after such Termination Date.

(b) The existence of the Trust Account, as security for the Obligations, shall not affect the Grantor’s liabilities under the Reinsurance Agreement, nor shall the Assets of the Trust Account be used as an offset by the Grantor against any Obligations.

4. REDEMPTION, INVESTMENT AND SUBSTITUTION OF ASSETS.

(a) The Trustee shall, upon call or at maturity of any Asset, surrender such Asset for redemption or payment and shall deposit the principal amount of the proceeds of any such redemption or payment in the Trust Account.

(b) From time to time, at the written order and direction of the Grantor or its designated representative, the Trustee shall invest Assets in the Trust Account only in Eligible Securities.

(c) From time to time the Grantor or its designated representative may direct the Trustee to substitute Eligible Securities for other Eligible Securities held in the Trust Account at such time and shall give notice thereof to the Beneficiary.

(d) All investments and substitutions of securities referred to in Sections 4(b) and (c) shall be Eligible Securities. The Trustee shall have no responsibility whatsoever to determine that any Assets in the Trust Account are or continue to be Eligible Securities. Any instruction or order concerning such investments or substitutions of securities shall be referred to herein as an “Investment Order.” The Trustee shall execute Investment Orders and settle securities transactions by itself or by means of an agent or broker. The Trustee shall not be responsible for any act or omission, or for the solvency, of any such agent or broker unless said act or omission is the result, in whole or in part, of the Trustee’s negligence, willful misconduct or lack of good faith. Unless otherwise instructed by Grantor, the Trustee shall invest and reinvest the Assets in the American Performance U.S. Treasury Fund (the “Money Market Fund”).

(e) Any loss incurred from any investment pursuant to the terms of this Section 4 shall be borne exclusively by the Trust Account. The Trustee shall have no liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Grantor and the Beneficiary to give the Trustee instructions to invest or reinvest the Trust Account. The Grantor shall make additional deposits pursuant to Section 1(c) in the event such loss is incurred resulting in a deficiency in the Trust Account.

5. INTEREST AND DIVIDENDS. The Trustee shall collect, receive and hold in the Trust Account in accordance with this Agreement any dividends, interest or other income received in respect of the Assets in the Trust Account, but shall have no responsibility with respect to the collection of such income beyond the exercise of due care.

6. RIGHT TO VOTE ASSETS. The Trustee shall forward all annual and interim stockholder reports and all proxies and proxy materials relating to the Assets in the Trust Account to the Grantor. The Grantor shall have the full and unqualified right to exercise any voting rights associated with the Assets in the Trust Account.

7. ADDITIONAL RIGHTS AND DUTIES OF THE TRUSTEE.

(a) The Trustee shall notify the Grantor and the Beneficiary in writing within five (5) Business Days following each deposit to, or withdrawal from, the Trust Account.

(b) Before accepting any Asset for deposit to the Trust Account, the Trustee shall determine that such Asset is in such form that the Trustee, upon receipt of written direction by the Beneficiary will be able to immediately negotiate such Asset without consent or signature from the Grantor or any person or entity other than the Trustee in accordance with the terms of this Agreement.

(c) All Assets in the Trust Account shall be held by the Trustee in a safe place at the Trustee’s office within the United States; provided, however, that the Trustee may deposit any Assets in the Trust Account in a book-entry account maintained at the Federal Reserve Bank of New York or in depositories such as the Depository Trust Company, and Assets may be held in the name of a nominee maintained by the Trustee or by any such depository.

(d) The Trustee shall accept and open all mail directed to the Grantor or the Beneficiary in care of the Trustee.

(e) The Trustee shall furnish to the Grantor and the Beneficiary a statement of all Assets in the Trust Account upon the inception of the Trust Account and at least the end of each calendar quarter thereafter.

(f) Upon the request of the Grantor or the Beneficiary, the Trustee shall promptly permit the Grantor or the Beneficiary, their respective agents, employees and independent auditors to examine, audit, excerpt, transcribe and copy, during the Trustee’s normal business hours, any books, documents, papers and records relating to the Trust Account or the Assets.

(g) The Trustee is authorized to follow and rely upon all instructions furnished to the Trustee from time to time by the Grantor and the Beneficiary, respectively, and by attorneys-in-fact acting under written authority furnished to the Trustee by the Grantor or the Beneficiary, including, without limitation, instructions given by letter, facsimile transmission, telegram, teletype, cablegram or electronic media, if the Trustee believes such instructions to be genuine and to have been signed, sent or presented by the proper party or parties. The Trustee shall not incur any liability to anyone resulting from actions taken by the Trustee in reliance in good faith on such instructions. The Trustee shall not incur any liability in executing instructions (i) from an attorney-in-fact prior to receipt by it of notice of the revocation of the written authority of the attorney-in-fact or (ii) from any officer of the Grantor or the Beneficiary.

(h) The duties and obligations of the Trustee shall only be such as are specifically set forth in this Agreement, as it may from time to time be amended, and no implied duties or obligations shall be read into this Agreement against the Trustee. The Trustee shall only be liable for its own negligence, willful misconduct or lack of good faith.

(i) No provision of this Agreement shall require the Trustee to take any action which, in the Trustee’s reasonable judgment, would result in any violation of this Agreement or any provision of law.

(j) The Trustee may confer with counsel of its own choice in relation to matters arising under this Agreement and may rely in good faith and in accordance with opinion of such counsel.

8. THE TRUSTEE’S COMPENSATION, EXPENSES AND INDEMNIFICATION.

(a) The Grantor shall pay the Trustee, as compensation for its services under this Agreement, a fee computed at rates as may be agreed to from time to time in writing by the Trustee and the Grantor. The Grantor shall pay or reimburse the Trustee for all of the Trustee’s reasonable expenses and disbursements in connection with the exercise of its duties under this Agreement (including attorney’s fees and expenses), except any such expense or disbursement as may arise from the Trustee’s negligence, willful misconduct or lack of good faith. The Grantor also hereby indemnifies the Trustee for, and holds it harmless against, any loss, liability, costs or expenses (including attorney’s fees and expenses) incurred or made without negligence, willful misconduct or lack of good faith on the part of the Trustee, arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, including, without limitation, any loss, liability, costs or expenses arising out of or in connection with the status of the Trustee and its nominee as the holder of record of the Assets. In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, without limitation, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) The Trustee shall be entitled to deduct its compensation and expenses from payments of dividends, interest and other income in respect to the Assets held in the Trust Account, but in no event shall the trust corpus be utilized for paying compensation, or reimbursing expenses of the Trustee.

9. TAXPAYER IDENTIFICATION NUMBER (TIN). The Grantor and the Beneficiary each represent that their correct Taxpayer Identification Numbers (TINs) assigned by the Internal Revenue Service or any other taxing authority are set forth in Schedule 1. The Grantor and the Beneficiary acknowledge this Trust constitutes a grantor trust as that term is defined in the Internal Revenue Code. All interest, dividends, Asset sales or exchanges shall be deemed attributable to the Grantor and the Grantor shall be liable for all taxes, penalties, interest or similar governmental charge with respect to any Asset or any transaction related thereto. Trustee shall prepare and file, or cause to be prepared and filed, such reports and returns as may, from time to time, be required by regulations of the Internal Revenue Service or state tax authorities.

10. RESIGNATION OF THE TRUSTEE.

(a) The Trustee may resign at any time by giving not less than ninety (90) days’ written notice thereof to the Beneficiary and to the Grantor, such resignation to become effective upon the acceptance of appointment by a successor trustee and the transfer to such successor trustee of all Assets in the Trust Account in accordance with Section 10(b).

(b) Upon receipt of the Trustee’s notice of resignation, the Grantor and the Beneficiary shall appoint a successor trustee. Any successor trustee must be a bank that is a member of the Federal Reserve System and a Qualified Fiduciary United States Financial Institution and must not be a Parent, a Subsidiary or an Affiliate of the Grantor or the Beneficiary. Upon the acceptance of the appointment as trustee hereunder by a successor trustee, payment of all fees due the Trustee and the transfer to such successor trustee of all Assets in the Trust Account, the resignation of the Trustee shall become effective. Thereupon, such successor trustee shall succeed to and become vested with all the rights, powers, privileges and duties of the Trustee, and the Trustee shall be discharged from any future duties and obligations under this Agreement, but the Trustee shall continue after its resignation to be entitled to the benefits of the indemnities provided herein for the Trustee.

(c) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation, without any further act, shall be the successor Trustee; provided that any such successor Trustee must be a bank that is a member of the Federal Reserve System and a Qualified Fiduciary United States Financial Institution and must not be a Parent, a Subsidiary or an Affiliate of the Grantor or the Beneficiary.

11. TERMINATION OF THE TRUST ACCOUNT.

(a) The Trust Account and this Agreement, except for the indemnities provided herein, may be terminated only after (i) the Grantor or the Beneficiary has given the Trustee written notice of its intention to terminate the Trust Account (the “Notice of

Intention”), (ii) the Trustee has given the Grantor and the Beneficiary the written notice specified in Section 11(b), (iii) the Reinsurance Agreement shall have terminated, and (iv) the Beneficiary has given the Trustee written notice that all obligations of the Grantor under the Reinsurance Agreement have been extinguished. The Notice of Intention shall specify the date on which the notifying Party intends the Trust Account to terminate (the “Proposed Date”).

(b) Within ten (10) Business Days following receipt by the Trustee of the Notice of Intention, the Trustee shall give written notification (the “Termination Notice”) to the Beneficiary and the Grantor of the date (the “Termination Date”) on which the Trust Account shall terminate. The Termination Date shall be (i) the Proposed Date (or, if the Proposed Date is not a Business Day, the next Business Day thereafter), if the Proposed Date is at least thirty (30) days but no more than forty-five (45) days subsequent to the date the Termination Notice is given; (ii) thirty (30) days subsequent to the date the Termination Notice is given (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is fewer than thirty (30) days subsequent to the date the Termination Notice is given; or (iii) forty-five (45) days subsequent to the date the Termination Notice is given (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is more than forty-five (45) days subsequent to the date the Termination Notice is given.

(c) On the Termination Date, upon receipt of the written approval of the Beneficiary, the Trustee shall transfer to the Grantor any Assets remaining in the Trust Account, at which time all liability of the Trustee with respect to such Assets shall cease.

12. DEFINITIONS. Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both the singular and the plural forms of each term defined if both such forms of such term are used in this Agreement):

“Affiliate” shall mean, with respect to any corporation or other business organization, another corporation or business organization which, directly or indirectly through one of more intermediaries, controls or is controlled by, or is under common control with, such corporation or other business organization. The term “control” (including the related terms “controlled by” and “under common control with”) shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of a corporation or the equity interests of another business organization.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Trustee located at the notice address set forth on Schedule 1 is authorized or required by law or executive order to remain closed.

A claimant’s claim will be considered “closed” when evidence of final settlement or release in accordance with customary claims handling practices (which may be comprised of attorney correspondence) has been received by the Grantor, the Beneficiary or any of their Affiliates.

“Eligible Securities” shall mean and include certificates of deposit issued by a United States bank and payable in United States legal tender, and readily marketable securities issued in the United States, listed by the Securities Valuation Office (SVO) of the National Association of Insurance Commissioners (NAIC), and of the type permitted by the Oklahoma Insurance Code; provided, however, that no such securities shall have been issued by a Parent, a Subsidiary or an Affiliate of either the Grantor or the Beneficiary.

“Fair Market Value” shall mean, (i) with respect to Eligible Securities, the Fair Market Value of such securities as shown on reports issued by the Securities Valuation Office (SVO) of the National Association of Insurance Commissioners (NAIC), and (ii) with respect to any other assets, the Fair Market Value of such assets as determined by another method mutually acceptable to the Grantor and the Beneficiary.

“Inuring Reinsurance” means all reinsurance and retrocessional treaties and agreements pursuant to which the Beneficiary ceded any reinsurance to third parties on or prior to the Effective Date.

“Obligations” shall mean (i) the Grantor’s share, net of amounts ceded by the Beneficiary under any Inuring Reinsurance, of the case reserves for losses and loss adjustment expenses and case IBNR reserves for the losses and loss adjustment expenses and the actuarially determined IBNR reserves as of the end of the calendar quarter for liabilities ceded to the Grantor under the Reinsurance Agreement, (ii) the total amount of the formally disputed portions of reinsurance claims by or on behalf of the Beneficiary which were outstanding at the end of the calendar quarter under any Inuring Reinsurance, and (iii) for each Inuring Reinsurance agreement pursuant to which the Beneficiary has ceded liabilities to a third party reinsurer that has an A.M. Best Company rating at the end of the calendar quarter that is lower than “A-”, the liability ceded to such reinsurer by the Beneficiary.

“Person” shall mean and include an individual, a corporation, a partnership, an association, a trust, an unincorporated organization or a government or political subdivision thereof.

“Parent” shall mean a corporation or other business organization that, directly or indirectly, controls another corporation or other business organization.

“Qualified Fiduciary United States Financial Institution” shall mean an institution that is (i) organized, or, in the case of a United States branch or agency office of a foreign banking organization, licensed, under the laws of the United States or any state thereof and has been granted authority to act with fiduciary powers; and (ii) regulated, supervised and examined by federal or state authorities having regulatory authority over banks and trust companies.

“Subsidiary” shall mean a corporation or other business organization that is controlled, directly or indirectly, by another corporation or other business organization.

13. GOVERNING LAW AND VENUE. This Agreement shall be subject to and governed by the laws of the State of Oklahoma. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in Chicago, Illinois. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising out of or relating to this Agreement.

14. SUCCESSORS AND ASSIGNS. No Party may assign this Agreement or any of its obligations hereunder, without the prior written consent of the other Parties; provided, however, that this Agreement shall inure to the benefit of and bind any Person who, by operation of law, becomes a successor to a Party, including, without limitation, any liquidator, rehabilitator, receiver or conservator and any successor merged or consolidated entity; and provided further that, in the case of the Trustee, the successor trustee is eligible to be a trustee under the terms hereof. Any corporation or other business organization into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other business organization to which all or substantially all the escrow business of the Trustee’s corporate trust line of business may be transferred, shall be the Trustee under this Agreement without further act.

15. SEVERABILITY. In the event that any provision of the Agreement shall be declared invalid or unenforceable by any regulatory body or court having jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining portions of this Agreement.

16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties, and there are no understandings or agreements, conditions or qualifications relative to this Agreement which are not fully expressed in this Agreement.

17. AMENDMENTS. This Agreement may be modified or otherwise amended, and the observance of any term of this Agreement may be waived, if such modification, amendment or waiver is in writing and signed by all of the Parties.

18. NOTICES. Unless otherwise provided in this Agreement, all notices, directions, requests, demands, acknowledgments and other communications required or permitted to be given or made under the terms hereof shall be in writing and shall be deemed to have been duly given or made (a) (i) when delivered personally, (ii) when made or given by prepaid telex, telegraph or facsimile, or (iii) in the case of mail delivery, upon the expiration of three (3) days after any such notice, direction, request, demand, acknowledgment or other communication shall have been deposited in the United States mail for transmission by first class mail, postage prepaid, or upon receipt thereof, whichever shall first occur, and (b) when addressed as shown on Schedule 1 hereto. Notwithstanding the foregoing, communications pursuant to Section 1(d) or 2(e) may be transmitted via electronic mail. Notwithstanding the foregoing, in the case of communications delivered to the Trustee pursuant to clause (a)(ii) or (iii) of this Section 18, such communications shall be deemed to have been given on the date received by the Trustee. In the event that the Trustee, in its sole discretion, shall determine that an emergency exists, the Trustee may use such other means of communication as the Trustee deems appropriate.

19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute one and the same Agreement. All signatures to this Agreement by the Parties may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and will be binding upon such Party.

20. SECURITY PROCEDURES. In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement, as indicated in Schedule 1 attached hereto), whether in writing, by telecopy or otherwise, the Trustee is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 2 hereto (“Schedule 2”), and the Trustee may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Trustee. If the Trustee is unable to contact any of the authorized representatives identified in Schedule 2, the Trustee is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Beneficiary’s executive officers (“Executive Officers”), which shall include the titles of chief executive officer, chief financial officer or treasurer, as the Trustee may select. Such Executive Officer shall deliver to the Trustee a fully executed Incumbency Certificate, and the Trustee may rely upon the confirmation of anyone purporting to be any such officer. The Trustee and the Beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Beneficiary to identify (i) the Beneficiary, (ii) the Beneficiary’s bank, or (iii) an intermediary bank. The Trustee may apply any of the Trust Account for any payment order it executes using any such identifying number, even when its use may result in a person other than the Beneficiary being paid, or the transfer of funds to a bank other than the Beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable.

21. FORCE MAJEURE. In the event that any Party to this Agreement is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other substantial cause reasonably beyond its control, such Party shall not be liable for damages to the other Parties for any unforeseeable damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected Party is able to substantially perform that Party’s duties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Reinsurance Trust Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

GENERAL AGENTS INSURANCE COMPANY OF AMERICA, INC.

By:	/s/ Daniel J. Coots
Daniel J. Coots
Senior Vice President and Treasurer

MGA INSURANCE COMPANY, INC.

By:	/s/ Daniel J. Coots
Daniel J. Coots
Senior Vice President and Treasurer

BANK OF OKLAHOMA, N.A., as Trustee

By:	/s/ Barbara Bailey
Name:	Barbara Bailey
Title:	Vice President and Trust Officer